EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



                     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Universal American Financial Corp. 401(k) Savings Plan (the "401(k) Plan") and to the incorporation by reference therein of our reports (a) dated February 20, 2003, with respect to the consolidated financial statements and schedules of Universal American Financial Corp. included in its Annual Report (Form 10-K) and (b) dated October 15, 2003, with respect to the financial statements and schedule of the 401(k) Plan included in the 401(k) Plan's Annual Report (Form 11-K), both for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP


New York, New York
October 15, 2003